Exhibit 8(a)(5)


                       AMENDMENT TO THE CUSTODIAN CONTRACT
                       -----------------------------------

     AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and Scudder Investment Trust (the "Fund").

     WHEREAS, the Custodian and the Fund are parties to a custodian contract dated December 31, 1984 (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund; and

     WHEREAS, the Custodian and the Fund desire to amend the custodian Contract to provide for the maintenance of the Fund's foreign securities, and cash incidental to transactions in such securities, in the custody of certain foreign banking institutions and foreign securities depositories acting as sub-custodians in conformity with the requirements of Rule 17f-5 under the Investment Company Act of 1940;

     NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the Custodian Contract by the addition of the following terms and conditions;

         1.       Appointment of Foreign Sub-Custodians
                  -------------------------------------

                  The Fund hereby authorizes and instructs the Custodian to employ as sub-custodians for the Fund's securities and other assets maintained outside the United States the foreign banking institutions and foreign securities depositories designated on Schedule A hereto ("foreign sub-custodians"). Upon receipt of "Proper Instructions", as defined in Article II Section P of the Custodian Contract, together with a certified resolution of the Fund's Board of Trustees, the Custodian and the Fund may agree to amend Schedule A hereto from time to time to designate additional foreign banking institutions and foreign securities depositories to act as sub-custodian. Upon receipt of Proper Instructions, the Fund may instruct the Custodian to cease the employment of any one or more of such sub-custodians for maintaining custody of the Fund's assets.

         2.       Assets to be Held
                  -----------------

                  The Custodian shall limit the securities and other assets maintained in the custody of the foreign sub-custodians to: (a) "foreign securities", as defined in paragraph (c)(1) of Rule 17f-5 under the Investment Company Act of 1940, and (b) cash and cash equivalents in such amounts as the Custodian or the Fund may determine to be reasonably necessary to effect the Fund's foreign securities transactions.

         3.       Foreign Securities Depositories
                  -------------------------------

                  Except as may otherwise be agreed upon in writing by the Custodian and the Fund, assets of the Fund shall be maintained in foreign securities depositories only through arrangements implemented by the foreign banking institutions serving as sub-custodians pursuant to the terms hereof. Where possible, such arrangements shall include entry into agreements containing the provisions set forth in Section 5 hereof.

         4.       Segregation of Securities
                  -------------------------

                  The Custodian shall identify on its books as belonging to the Fund, the foreign securities of the Fund held by each foreign sub-custodian. Each agreement pursuant to which the Custodian employs a foreign banking institution shall require that such institution establish a custody account for the Custodian on behalf of the Fund and physically segregate in that account, securities and other assets of the Fund, and, in the event that such institution deposits the Fund's securities in a foreign securities depository, that it shall identify on its books as belonging to the Custodian, as agent for the Fund, the securities so deposited.

         5.       Agreements with Foreign Banking Institutions
                  --------------------------------------------

                  Each agreement with a foreign banking institution shall be substantially in the form set forth in Exhibit 1 hereto and shall provide that:
(a) the Fund's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors or agents, except a claim of payment for their safe custody or administration; (b) beneficial ownership for the Fund's assets will be freely transferable without the payment of money or value other than for custody or administration; (c) adequate records will be maintained identifying the assets as belonging to the Fund; (d) officers of or auditors employed by, or other representatives of the Custodian, including to the extent permitted under applicable law the independent public accountants for the Fund, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with the Custodian; and (e) assets of the Fund held by the foreign sub-custodian will be subject only to the instructions of the Custodian or its agents.

         6.       Access of Independent Accountants of the Fund
                  ---------------------------------------------

                  Upon request of the Fund, the Custodian will use its best efforts to arrange for the independent accountants of the Fund to be afforded access to the books and records of any foreign banking institution employed as a foreign sub-custodian insofar as such books and records relate to the performance of such foreign banking institution under its agreement with the Custodian.

         7.       Reports by Custodian
                  --------------------

                  The Custodian will supply to the Fund from time to time, as mutually agreed upon, statements in respect of the securities and other assets of the Fund held by foreign sub-custodians, including but not limited to an identification of entities having possession of the Fund's securities and other assets and advices or notifications of any transfers of securities to or from each custodial account maintained by a foreign banking institution for the Custodian on behalf of the Fund indicating, as to securities acquired for the Fund, the identity of the entity having physical possession of such securities.

         8.       Transactions in Foreign Custody Account
                  ---------------------------------------

                  (a) Except as otherwise provided in paragraph (b) of this
Section 8, the provisions of Article II Section B and Article II Section H of the Custodian Contract shall apply, mutatis mutandis to the foreign securities of the Fund held outside the United States by foreign sub-custodians.

                  (b) Notwithstanding any provision of the Custodian Contract to the contrary, settlement and payment for securities received for the account of the Fund and delivery of securities maintained for the account of the Fund may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

                  (c) Securities maintained in the custody of a foreign sub-custodian may be maintained in the name of such entity's nominee to the same extent as set forth in Article II Section C of the Custodian Contract, and the Fund agrees to hold any such nominee harmless from any liability as a holder of record of such securities.

         9.       Liability of Foreign Sub-Custodians
                  -----------------------------------

                  Each agreement pursuant to which the Custodian employs a foreign banking institution as a foreign sub-custodian shall require the institution to exercise reasonable care in the performance of its duties and to indemnify, and hold harmless, the Custodian and the Fund from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the institution's performance of such obligations. At the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a foreign banking institution as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Fund has not been made whole for any such loss, damage, cost, expense, liability or claim.

         10.      Liability of Custodian
                  ----------------------

                  The Custodian shall be liable for the acts or omissions of a foreign banking institution to the same extent set forth with respect to sub-custodians generally in the Custodian Contract and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by paragraph 13 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism or any loss where the sub-custodian has otherwise exercised reasonable care. Notwithstanding the foregoing provisions of this paragraph 10, in delegating custody duties to State Street London Ltd., the Custodian shall not be relieved of any responsibility to the Fund for any loss due to such delegation, except such loss as may result from
(a) political risk (including, but not limited to, exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) or (b) other losses (excluding a bankruptcy or insolvency of State Street London Ltd. not caused by political risk) due to Acts of God, nuclear incident or other losses under circumstances where the Custodian and State Street London Ltd. have exercised reasonable care.

         11.      Reimbursement for Advances
                  --------------------------

                  If the Fund requires the Custodian to advance cash or securities for any purpose, or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund assets to the extent necessary to obtain reimbursement; provided, however, that (a) such reimbursement shall only occur after written demand has been made upon the Fund, and (b) the amount of each reimburse-ment shall not exceed any applicable investment restriction of the Fund in effect at the time of the reimbursement, including the Fund's ability to pledge its assets (such pledges currently being limited to 10% of gross assets).

         12.      Monitoring Responsibilities
                  ---------------------------

                  The custodian shall furnish annually to the Fund, during the month of June, information concerning the foreign sub-custodians employed by the Custodian. Such information shall be similar in kind and scope to that furnished to the Fund in connection with the initial approval of this amendment to the Custodian Contract. In addition, the Custodian will promptly inform the Fund in the event that the Custodian learns of a material adverse change in the financial condition of a foreign sub-custodian or any material loss of the assets of the Fund or in the case of any foreign sub-custodian not the subject of an exemptive order from the Securities and Exchange Commission is notified by such foreign sub-custodian that there appears to be a substantial likelihood that its shareholders' equity will decline below $200 million (U.S. dollars or the equivalent thereof) or that its shareholders' equity has declined below S200 million (in each case computed in accordance with generally accepted U.S. accounting principles).

         13.      Branches of U.S. Banks
                  ----------------------

                  (a) Except as otherwise set forth in this amendment to the Custodian Contract, the provisions hereof shall not apply where the custody of the Fund assets is maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a)(5) of the Investment Company Act of 1940 meeting the qualification set forth in Section 26(a) of said Act. The appointment of any such branch as a sub-custodian shall be governed by Article I of the Custodian Contract.

                  (b) Cash held for the Fund in the United Kingdom shall be maintained in an interest bearing account established for the Fund with the Custodian's London Branch, which account shall be subject to the direction of the Custodian, State Street London Ltd. or both.

         14.      Applicability of Custodian Contract
                  -----------------------------------

                  Except as specifically superseded or modified herein, the terms and provisions of the Custodian Contract shall continue to apply with full force and effect.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 29th day of July, 1991.


ATTEST:                                   SCUDDER INVESTMENT TRUST

Vice President                            By: /s/Daniel Pierce
(Title)                                       (Title)

ATTEST:                                   STATE STREET BANK AND TRUST COMPANY
/s/Mary E. Fox                            By: /s/
Assistant Secretary                           Vice President

                                   Schedule A

         The following foreign banking institutions and foreign securities depositories have been approved by the Board of Trustees of Scudder Investment Trust for use as sub-custodians for the Fund's securities and other assets.

                   (insert banks and securities depositories)








Certified

--------------------------
Fund's Authorized Officer

Dated:
      --------------------